EXHIBIT 10.3

Lease Agreement for TAI YUEN HI-TECH INDUSTRIAL PARK Building

The Lease Agreement is made on the 27th day of November 2003 by and between Silicon Motion, Inc. (hereinafter referred to as “the Lessee”); and Winsome Development Inc. (hereinafter referred to as “the Lessor”).

In consideration that any step taken in good faith under or in connection with the Lease for TAI YUEN HI-TECH INDUSTRIAL PARK Building shall be binding the parties, the parties hereto agree the following terms and conditions:

1.	Premises

The Lessor intends to lease the premises mentioned below to the Lessee:

(1)	Location: No 20-1 Tai-Yuan Street, Jhu-Bei Li, Jhu-Bei City, Hsin-Chu County. The total area of the premises: four hundred and eighty-two point sixty five (482.65) Pins (Parking Lots: three parking lots, No. 15, 16 and 17, on the second floor of basement in Area BCD is to be used by the Lessee.)

(2)	The Lessor shall ensure that the Lessor has clear titles to the property.

2.	Rental

(1)	The monthly rental for the premises is four hundred and twenty thousand NT Dollars (NT$420,000), taxes included.

(2)	The rental shall be paid monthly. The Lessee shall issue checks due monthly for a year to the Lessor. The issuance date shall be the first date of each month under the lease agreement. The Lessor shall issue invoices to Lessee after cashing these checks. The checks for the rental of the second lease year shall be issued in the manner as mentioned above, and shall be delivered to the Lessor before the due date of the check for the last payment of the first year. In case of dishonor of any of these checks, the Lessee shall be penalized 1% of the monthly rental as the overdue payment for each day.

3.	Deposit

Upon signing of this lease agreement, the Lessee shall make a payment of one million two hundred and sixty thousand NT dollars (NT$1,260,000) (equivalent to rentals for three months, tax-included) as the deposit. Should the Lessee be liable for any failure of payment of rental upon the request of the Lessor or any damage resulting from any material improper use of the premises determined by the parties, such amount may be directly deducted from the deposit. Upon termination or expiry of the agreement, the deposit, after deduction of unpaid fees, shall be refunded to the Lessee without interest after the Lessee has vacated and returned the premises and where there is no damage confirmed.

4.	Lease Period:

The lease term of the agreement is two years, starting from the 1st of March 2004 to the 28th of February 2006. In case that the the Lessor intends to continually lease out the premises upon expiry of the agreement, the Lessee shall have the priority to lease the premises from the Lessor. In such a case, the Lessee shall notice the Lessor three months prior to the expiration of the agreement, and the terms and conditions in respect to the lease shall be negotiated separately.

5.	Use of Premises

(1)	The Lessee shall under no circumstances sublease, lend, assign, or in any manners transfer to others the right to use all of or part of the premises without the written consent of the Lessor.

(2)	The Lessee shall observe the “Regulations for TAI YUEN HI-TECH INDUSTRIAL PARK”, and no illegal use or storage of hazardous substances that may affect public safety will be allowed.

(3)	a) No improvement or construction of the premises shall be made unless otherwise the Lessee notices the Lessor beforehand. In such a case, the Lessee shall neither impair the safety of the original structure nor breach any related laws. In the event of any breach, the Lessee shall be liable to rectify the fault, or otherwise, the Lessor may terminate the agreement; and, the Lessee is obliged to remove any improvement and equipment and return the premises described under Article 9 (2) of the agreement. The Lessee shall be liable for any damage resulting from infringement to the third parties and which can be attributed to the Lessee. The Lessee shall be also liable for any indemnity or expense arising from the infringement.

b) Upon any required improvement for equipment (such as ceiling or air conditioners), the Lessor shall neither impair the safety of the original structure nor breach any related laws. The Lessor shall indemnify or be liable for any expense incurred thereof, where such a breach causes damages to the third parties or the Lessee.

6.	Damage

(1)	The Lessee shall be liable for rectification or indemnity in case that any damage occurring to the premises can be attributed to the Lessee.

(2)	The Lessor shall be liable to rectify the damage that cannot be attributed to the Lessee. In case of the Lessor’s failure to rectify the damage upon the request of the Lessee, the Lessee may rectify or have someone rectify the damage at the expense of the Lessor.

7.	Expense and Tax

(1)	The Lessor shall pay the house tax and land tax of the premises while the Lessee shall pay the expenses of utilities, telecommunication, cleaning, waste disposal, equipment maintenance, and administration and other expenses resulting from the use of the premises.

(2)	The Lessee shall pay off the aforementioned expenses during the lease term no matter whether the Lessee uses the premises.

8.	Penalties

(1)	The Leasor may terminate the agreement in case the Lessee’s use of the premises breaches the agreement hereof and the Lessee fails to rectify the breach or rectifies the breach incompletely upon the Lessor’s request within a seven-day amendment period.

(2)	Either of the parties covenants to indemnify the other party for any loss or related expense resulted from the party’s breach of the agreement.

(3)	Unless the Lessor agrees to renew the agreement in written, the Lessee shall restore, vacate and return the premises to the Lessor from the next day of expiry or termination of the agreement, without delay or claims to any right. Failure to vacate and return the premises may lead to a breach penalty to the Lessee of twice as much as the rental until the date the premises are vacated and re-conveyed.

(4)	Upon the Lessee’s failure to pay the rental for two months, the Lessor may terminate the agreement in written form, unless the Lessor fails to fulfill any previous payment or obligation to Lessee.

(5)	In case either of the parties breaches the agreement and fails to rectify the breach or rectifies the breach incompletely upon the request of the other party within a seven-day amendment period, the other party may terminate the agreement in written form and claim for indemnity of, if any, loss.

9.	Termination of Agreement

(1)	Either of the parties shall not terminate the agreement before expiry of the agreement without the other party’s written consent. If the Lessee intends to terminate the agreement and moves out before expiry of the agreement, the Lessee shall give the Lessor a prior written notice three month ago and indemnify the Lessor for rentals of three months as compensation. If the Lessor intends terminate the lease before expiry of the agreement, the Lessor shall also give the Lessee a prior written notice three month ago and indemnify the Lessor for rentals of three months as compensation.

(2)	Upon termination or expiry of the lease agreement, the Lessee shall restore, vacate the premises, and return the premises to the Lessor. Any remaining furniture, equipment or stuff will be regarded as waste and shall be at the Lessor’s disposal while any expense incurred thereof shall be at the Lessee’s expense and deducted from the deposit. The Lessee shall neither claim any right with excuses nor claim for any expense to the Lessor.

10.	Notarization of Lease Agreement

(1)	Both the Lessor and Lessee shall jointly have the lease agreement notarized at the Taiwan HsinChu District Court. The parties shall share the notarization fee equally.

(2)	Compulsory execution procedure will be taken upon the Lessee in case of the Lessee’s failure to pay the rentals, breach penalties, or vacation of the premises upon expiry of the agreement. Compulsory execution procedure will also be taken upon the Lessor for the leasor’s failure to return the deposit or pay the breach penalties.

11.	Jurisdiction Court

The parties agree that the Taiwan HsinChu District Court as the court of first instance governing any proceeding arising in relation hereto.

12.	Miscellaneous

(1)	During the term in respect of the Lessee’s improvement of the premises, rentals are waived while the Lessee shall be liable for the expenses provided in Article 7 under the agreement.

(2)	The lease agreement is made in triplicate; each party and the court shall hold one copy.

Contractors:

Lessee: Silicon Motion, Inc.

Statutory Agent: /s/ James Chow

Tax Number: 97440546

Address: 3F-8, No. 81 ShuiLi Road, HsinChu City

Telephone: 03-5720699

Lessor: Winsome Development Inc.

Statutory Agent: /s/ ChenHua Lee

Tax Number: 86321500

Address: 12F, No. 2, Sec. 2, TunHua S. Road, Taipei City

Telephone: 02-23252000

Date: